Exhibit 99.1

IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450

www.imax.com

IMAX CORPORATION REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

HIGHLIGHTS

•	Q1 2012 Gross Box Office Up 95% year-over-year to $121.7 million

•	Q1 2012 Revenues Increased 23% to $55.6 million

•	Q1 2012 Adjusted Net Income Increased 58% to $4.0 million

•	Summer 2012 Slate Kicks off This Week with the International Release of The Avengers: An IMAX 3D Experience

NEW YORK, NY – April 27, 2012 – IMAX Corporation (NYSE:IMAX; TSX:IMX) today reported first quarter 2012 revenues of $55.6 million, adjusted EBITDA as calculated in accordance with the Company’s Credit Facility of $16.4 million, adjusted net income of $4.0 million, or $0.06 per diluted share, and reported net income of $2.6 million, or $0.04 per diluted share. In the first quarter of 2012, the Company incurred a charge of $0.7 million to enable certain theatres to play movies, such as The Dark Knight Rises, in either digital or analog format. For reconciliations of adjusted net income to reported net income and for the definition of adjusted EBITDA, please see the tables at the end of this press release.

“Our first quarter financial results were driven by strong year-over-year increases in recurring revenues, which reflects the powerful combination of film performance and our growing worldwide theatre network, the key ingredients of our business model,” said IMAX Chief Executive Officer, Richard L. Gelfond. “Our rapid global expansion has led to 32% commercial network growth versus the same time last year. In addition, the box office momentum we experienced in the first quarter has continued into the second quarter, with gross box office to date up roughly 500% versus the same period last year and the summer movie season still ahead. We believe that the momentum we are currently experiencing, together with our growing network, backlog of theatres, cutting-edge technology and the introduction of our new brand campaign should result in continued growth over the long-term.”

First Quarter Segment Results

First quarter 2012 total film revenue was $19.1 million, compared to $11.5 million in the first quarter of 2011. Production and IMAX DMR® revenues were $13.8 million in the first quarter of 2012, versus $7.3 million in the year-ago period. Gross box office from DMR titles was $121.7 million in the first quarter of 2012, compared to $62.3 million in the first quarter of 2011. The average DMR box office per screen in the first quarter of 2012 was $247,600 ($212,400 domestic, $304,100 international).

“Both our domestic and international theatres enjoyed significant per-screen increases in box office during the quarter, which we attribute in part to the ‘halo effect’ of Mission: Impossible – Ghost Protocol and being involved in the right titles for the IMAX brand,” added Mr. Gelfond. “The 2012 IMAX summer movie season kicks off this week, featuring The Avengers, Men in Black 3, Prometheus, The Amazing Spider-Man and Christopher Nolan’s The Dark Knight Rises, which will include at least an hour of footage shot using IMAX cameras. Differentiation continues to be a key focus of our film strategy in 2012 and beyond. In fact, The Avengers: An IMAX 3D Experience, opened in Russia yesterday, a full week in advance of the wide release, and so far we are working with filmmakers on approximately 10 of our 2012 and 2013 films to incorporate various forms of IMAX differentiation.”

In the first quarter of 2012, revenue from joint revenue sharing arrangements was $11.7 million, compared to $4.0 million in the prior-year period. During the quarter, the Company installed 8 new theatres under joint revenue sharing arrangements, compared to 10 in the year-ago period. As of March 31, 2012, there were 265 IMAX® theatres operating under joint revenue sharing arrangements, compared to 181 joint revenue sharing theatres open as of March 31, 2011.

In the first quarter of 2012, IMAX systems revenue was $15.7 million, compared to $22.3 million in the first quarter of 2011, primarily reflecting the installation of 8 full, new theatre systems and 10 upgrades in the most recent first quarter, compared to 11 full, new systems and 22 upgrades in the first quarter of 2011.

Network Growth Update

In the first quarter of 2012, the Company signed contracts for 23 theatre systems and installed 26 theatre systems. There were 261 theatre systems in backlog as of March 31, 2012, compared to 263 systems in backlog as of December 31, 2011 and 283 systems in backlog as of March 31, 2011. As of March 31, 2012, there were a total of 510 IMAX theatre systems installed in commercial multiplexes, compared to 386 systems at the end of last year’s first quarter. For a breakdown of system signings, installations and backlog by type, please see the end of this press release.

2012 Theatre Installation Schedule from March 31, 2012 Backlog

In the first quarter of 2012, the Company installed 16 new IMAX theatre systems. For the second quarter of 2012, 17 to 21 new theatre systems in backlog as of March 31, 2012 are scheduled to be installed. There are 62 to 63 new theatre systems in backlog as of March 31, 2012 that are scheduled to be installed in the second half of 2012. However, in any given year, the Company will sign agreements for new theatres that will install within that same year. Therefore, the Company expects to install more than the 95 to 100 theatres currently scheduled to be installed out of backlog this year. The Company cautions that installations can slip from period to period, usually for reasons beyond its control.

Mr. Gelfond concluded, “2012 is off to a strong start. We are still in the early stages of our international expansion, and our pipeline of new theatre deals remains robust. We believe that the IMAX platform is becoming increasingly important to our business partners and consumers, and we look forward to bringing The IMAX Experience® to more and more audiences around the world.”

First quarter 2012 total revenues were $55.6 million, adjusted net income was $4.0 million, or $0.06 per diluted share, reported net income was $2.6 million, or $0.04 per diluted share, and adjusted EBITDA as calculated in accordance with the Company’s Credit Facility was $16.4 million. For the first quarter of 2011, the Company recorded revenues of $45.2 million, adjusted net income of $2.5 million, or $0.04 per share, a reported net loss of $1.0 million, or $0.02 per share, and adjusted EBITDA of $9.0 million. Last year’s reported net loss included a one-time charge of $2.1 million, or $0.03 per share, related to an arbitration proceeding arising from a discontinued subsidiary.

Conference Call

The Company will host a conference call today at 8:30 AM ET to discuss its first quarter 2012 financial results. To access the call via telephone, interested parties should dial (866) 321-6651 approximately 5 to 10 minutes before it begins. International callers should dial (416) 642-5212. The participant passcode for the call is 3201874. This call is also being webcast by Thomson Financial and can be accessed on the ‘Investor Relations’ section of www.imax.com. A replay of the call will be available via webcast on the ‘Investor Relations’ section of www.imax.com or via telephone by dialing (888) 203-1112, or (647) 436-0148 for international callers. The participant passcode for the telephone replay is 3201874.

About IMAX Corporation

IMAX Corporation is one of the world’s leading entertainment and technology companies, specializing in the creation and delivery of premium, awe-inspiring entertainment experiences. With a growing suite of cutting-edge motion picture and sound technologies, and a globally recognized entertainment brand, IMAX is singularly situated at the convergence of the entertainment industry, innovation and the digital media world. The industry’s top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and as such, the IMAX network is among the most important and successful theatrical distribution platforms for major event films around the globe. The Company’s new digital projection and sound systems - combined with a growing blockbuster film slate - are fueling the rapid expansion of the IMAX network in established markets such as North America, Western Europe, and Japan, as well as emerging markets such as China and Russia. IMAX deliver the world’s best cinematic presentations using proprietary IMAX®, IMAX 3D®, and IMAX DMR® (Digital Re-Mastering) technologies. IMAX DMR enables virtually any motion picture to be transformed into the unparalleled image and sound quality of The IMAX Experience®.

IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo, Shanghai and Beijing. As of March 31, 2012, there were 643 IMAX theatres (510 commercial multiplex, 20 commercial destination and 113 institutional) in 52 countries.

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

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This press release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the performance of IMAX DMR films, the opportunities that may be presented to and pursued by IMAX, competitive actions by other companies, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes in law or regulations, conditions, changes and developments in the commercial exhibition industry, the failure to respond to changes and advancements in digital technology, the failure to convert theatre system backlog into revenue, new business initiatives, investments and operations in foreign jurisdictions and any future international expansion, the inability to protect IMAX’s intellectual property foreign currency fluctuations and IMAX’s prior restatements and the related litigation. These factors and other risks and uncertainties are discussed in IMAX’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.

For additional information please contact:

Investors:

IMAX Corporation, New York

Heather Anthony/Blaire Lomasky

212-821-0100

hanthony@imax.com

blomasky@imax.com

Business Media:

Sloane & Company, New York

Whit Clay

212-446-1864

wclay@sloanepr.com

Media:

IMAX Corporation, New York

Ann Sommerlath

212-821-0155

asommerlath@imax.com

Entertainment Media:

Principal Communications Group, Los Angeles

Melissa Zuckerman/Paul Pflug

323-658-1555

melissa@pcommgroup.com

paul@pcommgroup.com

Additional Information

2012 DMR Films Announced to Date

To date, IMAX has announced 21 DMR titles that will be released in the IMAX theatre network in 2012. The Company remains in discussions with virtually every studio regarding future titles and expects the total number of titles in 2012 to be similar to that in 2011. For periodic box office updates, please visit the corporate news section of www.imax.com. Films to be released throughout the remainder of 2012 include:

•	The Avengers: An IMAX 3D Experience (Disney, Marvel, May 2012);

•	Dark Shadows: The IMAX Experience (WB, May 2012);

•	Men in Black III: An IMAX 3D Experience (Sony, May 2012);

•	Prometheus: An IMAX 3D Experience (Twentieth Century Fox, June 2012);

•	Madagascar 3: Europe’s Most Wanted: An IMAX 3D Experience (DreamWorks Animation, June 2012, int’l only);

•	The Amazing Spider-Man: An IMAX 3D Experience (Sony, July 2012);

•	The Dark Knight Rises: The IMAX Experience (WB, July 2012);

•	Frankenweenie: An IMAX 3D Experience (Disney, October 2012);

•	Skyfall: The IMAX Experience (Sony, November 2012);

•	Gravity: An IMAX 3D Experience (WB, November 2012);

•	CZ12: The IMAX Experience (JCE Entertainment Ltd., Huayi Brothers & Emperor Motion Pictures, December 2012, Asia only); and

•	The Hobbit: An Unexpected Journey: An IMAX 3D Experience (WB, December 2012).

Theatre System Signings

In the first quarter of 2012, the Company signed contracts for 23 new theatre systems (5 under joint revenue sharing arrangements and 18 under sales and sales-type lease arrangements). In the first quarter of 2011, the Company signed contracts for 99 new theatre systems (76 under joint revenue sharing arrangements and 23 under sales and sales-type lease arrangements) and 2 digital and other upgrades, for a total of 101 theatre system signings.

Theatre System Installations

In the first quarter of 2012, the Company installed 16 new theatre systems (8 joint revenue sharing arrangements and 8 sales and sales-type lease arrangements) and 10 upgrades (9 digital), for a total of 26 theatre system installations. In the first quarter of 2011, the Company installed 21 new theatre systems (10 joint revenue sharing arrangements and 11 sales and sales-type lease arrangements) and 22 digital upgrades, for a total of 43 theatre system installations.

Theatre System Backlog

As of March 31, 2012, the Company’s theatre backlog consisted of 261 theatre systems (116 under joint revenue sharing arrangements and 145 under sales and sales-type lease arrangements, one of which was a system designated for a digital upgrade). As of March 31, 2011, the Company’s theatre backlog consisted of 283 systems (125 under joint revenue sharing arrangements and 158 under sales and sales-type lease arrangements, 5 of which were systems designated for digital upgrades).

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues
Equipment and product sales	$14,379	$20,231
Services	27,067	18,274
Rentals	12,470	5,051
Finance income	1,680	1,354
Other	—	250

	55,596	45,160

Costs and expenses applicable to revenues
Equipment and product sales	9,095	10,851
Services	15,620	11,377
Rentals	4,020	2,266
Other	—	20

	28,735	24,514

Gross margin	26,861	20,646
Selling, general and administrative expenses	19,062	16,868
(including share-based compensation expense of $3.8 million for the three months ended March 31, 2012 (2011 - $3.9 million ))
Provision for arbitration award	—	2,055
Research and development	2,630	1,868
Amortization of intangibles	176	112
Receivable provision, net of recoveries	451	208

Income (loss) from operations	4,542	(465)
Interest income	24	18
Interest expense	(526)	(443)

Income (loss) from continuing operations before income taxes	4,040	(890)
Provision for income taxes	(993)	309
Loss from equity-accounted investments	(459)	(422)

Net income (loss)	$2,588	$(1,003)

Net income (loss) per share - basic & diluted:
Net income (loss) per share - basic & diluted	$0.04	$(0.02)

Weighted average number of shares outstanding (000’s):
Basic	65,402	64,187
Fully Diluted	68,158	64,187

Additional Disclosure:

Depreciation and amortization(1)	$7,466	$5,247

(1)	Includes less than $0.1 million of amortization of deferred financing costs charged to interest expense for the three months ended March 31, 2012 (2011 - $0.1 million).

IMAX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

(Unaudited)

	As at March 31, 2012	As at December 31, 2011
Assets
Cash and cash equivalents	$21,588	$18,138
Accounts receivable, net of allowance for doubtful accounts of $2,256 (December 31, 2011 — $1,840)	45,542	46,659
Financing receivables	87,516	86,714
Inventories	20,541	19,747
Prepaid expenses	3,188	3,126
Film assets	3,018	2,388
Property, plant and equipment	104,075	101,253
Other assets	14,377	14,238
Deferred income taxes	49,285	50,033
Goodwill	39,027	39,027
Other intangible assets	25,985	24,913

Total assets	$414,142	$406,236

Liabilities
Bank indebtedness	$55,000	$55,083
Accounts payable	26,888	28,985
Accrued and other liabilities	48,961	54,803
Deferred revenue	80,936	74,458

Total liabilities	211,785	213,329

Shareholders’ equity
Capital stock, common shares — no par value. Authorized — unlimited number. Issued and outstanding — 65,668,646 (December 31, 2011 — 65,052,740)	307,235	303,395
Other equity	20,139	17,510
Deficit	(123,078)	(125,666)
Accumulated other comprehensive loss	(1,939)	(2,332)

Total shareholders’ equity	202,357	192,907

Total liabilities and shareholders’ equity	$414,142	$406,236

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash provided by (used in):
Operating Activities
Net income (loss)	$2,588	$(1,003)
Adjustments to reconcile net income (loss) to cash from operations:
Depreciation and amortization	7,466	5,247
Write-downs, net of recoveries	481	208
Change in deferred income taxes	651	(315)
Stock and other non-cash compensation	3,982	4,107
Unrealized foreign currency exchange gain	(1,388)	(1,084)
Loss from equity-accounted investments	459	422
Gain on non-cash contribution to equity-accounted investees	—	(404)
Investment in film assets	(3,958)	(2,250)
Changes in other non-cash operating assets and liabilities	145	(14,494)

Net cash provided by (used in) operating activities	10,426	(9,566)

Investing Activities
Purchase of property, plant and equipment	(374)	(838)
Investment in joint revenue sharing equipment	(7,088)	(3,136)
Investment in new business ventures	(381)	—
Acquisition of other intangible assets	(2,568)	(232)

Net cash used in investing activities	(10,411)	(4,206)

Financing Activities
Increase in bank indebtedness	4,917	—
Repayment of bank indebtedness	(5,000)	—
Common shares issued - stock options exercised	3,488	831

Net cash provided by financing activities	3,405	831

Effects of exchange rate changes on cash	30	(70)

Increase (decrease) in cash and cash equivalents during the period	3,450	(13,011)
Cash and cash equivalents, beginning of period	18,138	30,390

Cash and cash equivalents, end of period	$21,588	$17,379

IMAX CORPORATION

SELECTED FINANCIAL DATA

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

The Company has seven reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; and other. The IMAX systems segment is comprised of the design, manufacture, sale or lease IMAX theater projection system equipment. The theater system maintenance segment consists of the maintenance of IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment is comprised of the installation IMAX theater projection system equipment to an exhibitor in exchange for a certain percentage of box-office receipts, concession revenue and in some cases a small upfront or initial payment. The film production and IMAX DMR segment is comprised of the production of films and performance of film re-mastering services. The film distribution segment includes the distribution of films for which the Company has distribution rights. The film post-production segment includes the provision of film post-production and film print services. The other segment includes certain IMAX theaters that the Company owns and operates, camera rentals and other miscellaneous items.

	Three Months Ended March 31,
	2012	2011
Revenue
IMAX systems
Sales and sales-type leases	$12,865	$19,309
Ongoing rent, fees, and finance income	2,793	2,950

	15,658	22,259

Theater system maintenance	6,847	5,795

Joint revenue sharing arrangements	11,698	4,040

Films
Production and IMAX DMR	13,838	7,258
Distribution	3,138	2,617
Post-production	2,077	1,624

	19,053	11,499

Other	2,340	1,567

Total	$55,596	$45,160

Gross margins
IMAX systems(1)
Sales and sales-type leases	$4,650	$8,942
Ongoing rent, fees, and finance income	2,762	2,793

	7,412	11,735

Theater system maintenance	2,726	2,587

Joint revenue sharing arrangements(1)	7,937	2,178

Films
Production and IMAX DMR(1)	7,930	2,759
Distribution(1)	709	626
Post-production	604	1,689

	9,243	5,074

Other	(457)	(928)

Total	$26,861	$20,646

(1)

IMAX systems include commission costs of $0.7 million for the three months ended March 31, 2012 (2011 — $0.7 million). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $0.4 million for the three months ended March 31, 2012 (2011 — $0.5 million). Production and DMR segment margins include marketing costs of $0.6 million for the three months ended March 31, 2012 (2011 — $0.4 million). Distribution segment margins include marketing costs of $0.8 million for the three months ended March 31, 2012 (2011 — $0.2 million).

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Non-GAAP Financial Measures:

In this release, the Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share as supplemental measures of performance of the Company, which are not recognized under United States generally accepted accounting principals (“GAAP”). The Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its variable share-based compensation, provision for arbitration award and deferred taxes on its net income. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted EBITDA, adjusted net income and adjusted net income per diluted share should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP.

Adjusted EBITDA is calculated on a basis consistent with the Company’s Credit Facility, which refers to Adjusted EBITDA as EBITDA. The Credit Facility provides that the Company will be required to maintain a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1. The Company will also be required to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.1:1.0. At all times under the terms of the Credit Facility, the Company is required to maintain minimum Excess Availability of not less than $5.0 million and minimum Cash and Excess Availability of not less than $15.0 million. The ratio of funded debt to EBITDA was 0.73:1 as at March 31, 2012, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $55.0 million. EBITDA is calculated as follows:

EBITDA per Credit Facility:	For the 3 months ended March 31, 2012	For the 12 months ended March 31, 2012(1)
(In thousands of U.S. Dollars)
Net income	$2,588	$19,134
Add:
Loss from equity accounted investments	459	1,828
Provision for income taxes	993	10,690
Interest expense, net of interest income	502	1,847
Depreciation and amortization, including film asset amortization	7,423	27,037
Write-downs net of recoveries including asset impairments and receivable provisions	481	2,227
Stock and other non-cash compensation	3,982	12,311

	$16,428	$75,074

(1)	Ratio of funded debt calculated using twelve months ended EBITDA

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Adjusted Net Income and Adjusted Earnings Per Diluted Share Calculations – Quarter Ended March 31, 2012 vs. 2011:

The Company reported net income of $2.6 million or $0.04 per basic and diluted share for the first quarter of 2012, as compared to a net loss of $1.0 million or $0.02 loss per basic share and diluted share for the first quarter of 2011. Net income for the quarter includes a $0.8 million charge or $0.01 per diluted share (2011 – charge of $1.8 million or $0.03 per diluted share) for variable share-based compensation and a deferred tax provision of $0.7 million or $0.01 per diluted share (2011 – benefit of $0.3 million). In 2011, the Company recognized a one-time charge of $2.1 million ($0.03 per diluted share) due to an award arising from an arbitration proceeding brought against the Company in connection with a discontinued subsidiary, which has since been settled. Adjusted net income, which consists of net income excluding the impact of variable share-based compensation, the deferred tax provision and provision for arbitration award was $4.0 million or $0.06 per diluted share in the first quarter of 2012 as compared to adjusted net income of $2.5 million or $0.04 per diluted share for the first quarter of 2011. A reconciliation of net income, the most directly comparable U.S. GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Three Months Ended		Three Months Ended
	March 31, 2012		March 31, 2011
	Net Income	Diluted EPS	Net (Loss) Income	Diluted EPS
Reported	$2,588	$0.04	$(1,003)	$(0.02)
Adjustments:
Variable stock compensation	782	0.01	1,803	0.03
Deferred tax provision (benefit)	651	0.01	(315)	—
Provision for arbitration award	—	—	2,055	0.03

Adjusted	$4,021	$0.06	$2,540	$0.04

Weighted average diluted shares outstanding		68,158		68,224